Exhibit 4.1

STOCKHOLDER RIGHTS AGREEMENT

dated as of

December 5, 2008

between Raptor Pharmaceuticals Corp.

and

Nevada Agency & Trust Company

as Rights Agent

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STOCKHOLDER PROTECTION RIGHTS AGREEMENT

Table of Contents

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
ARTICLE II	THE RIGHTS	7
2.1	Summary of Rights	7
2.2	Legend on Common Stock Certificates	7
2.3	Exercise of Rights; Separation of Rights	8
2.4	Adjustments to Exercise Price; Number of Rights	10
2.5	Date on Which Exercise is Effective	11
2.6	Execution, Authentication, Delivery and Dating of Rights Certificates	11
2.7	Registration, Registration of Transfer and Exchange	12
2.8	Mutilated, Destroyed, Lost and Stolen Rights Certificates	13
2.9	Persons Deemed Owners	13
2.10	Delivery and Cancellation of Certificates	14
2.11	Agreement of Rights Holders	14

ARTICLE III	ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN
	TRANSACTIONS	15
3.1	Flip-in	15
3.2	Flip-over	17
ARTICLE IV	THE RIGHTS AGENT	17
4.1	General	17
4.2	Merger, Consolidation or Change of Name of Rights Agent	18
4.3	Duties of Rights Agent	18
4.4	Change of Rights Agent and/or Rights Registrar	20
ARTICLE V	MISCELLANEOUS	21
5.1	Redemption	21
5.2	Expiration	22
5.3	Issuance of New Rights Certificates	22
5.4	Supplements and Amendments	22
5.5	Fractional Shares	23
5.6	Rights of Action	23
5.7	Holder of Rights Not Deemed a Stockholder	23
5.8	Notice of Proposed Actions	24
5.9	Notices	24
5.10	Suspension of Exercisability	25
5.11	Costs of Enforcement	25
5.12	Successors	25
5.13	Benefits of this Agreement	25
5.14	Determination and Actions by the Board of Directors, etc	25

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STOCKHOLDER RIGHTS AGREEMENT

Table of Contents

(continued)

5.15	Fiduciary Responsibilities of the Board of Directors	25
5.16	Descriptive Headings; Section References	26
5.17	GOVERNING LAW	26
5.18	Counterparts	26
5.19	Severability	26
5.20	Securities Laws	26

EXHIBITS

Exhibit A Form of Rights Certificate (Together with Form of Election to Exercise)

Exhibit B Form of Certificate of Designation of Junior Participating Preferred Stock

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STOCKHOLDER RIGHTS AGREEMENT

STOCKHOLDER RIGHTS AGREEMENT (as amended from time to time, this “Agreement”), dated as of December 5, 2008 between Raptor Pharmaceuticals Corp., a Delaware corporation (the “Company”), and Nevada Agency & Trust Company, as Rights Agent (the “Rights Agent,” which term shall include any successor Rights Agent hereunder).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has (a) authorized and declared a dividend of one preferred share purchase right (a “Right”) for each share of Common Stock (as hereinafter defined) held of record as of the Close of Business (as hereinafter defined) on December 19, 2008 (the “Record Date”) and (b) as provided in Section 2.4, authorized the issuance of one Right in respect of each share of Common Stock issued after the Record Date and prior to the Distribution Date (as hereinafter defined) and, to the extent provided in Section 5.3, each share of Common Stock issued after the Distribution Date;

WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein; and

WHEREAS, the Company and the Rights Agent have agreed that the Rights Agent shall be entitled to (i) a fee of $5,000 upon due execution and delivery of this Agreement by the Rights Agent to the Company, (ii) a fee of $5,000 within ten Business Days following the date the Company provides written notice to the Rights Agent that the Distribution Date has occurred to the extent that the Rights Agent is required to mail the Rights Certificates and disclosure statements describing the Rights pursuant to Section 2.3(c), and (iii) such other reasonable fees as are customary pursuant to the transactions described herein.

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock; provided, however, that the term “Acquiring Person” shall not include (a) the Company; (b) any Subsidiary of the Company; (c) any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company); or (d) any Person (i) who is the Beneficial Owner of 20% or more of the outstanding shares of

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Common Stock on the date of this Agreement and who has continuously been, since the date of this Agreement the Beneficial Owner of 20% or more of the outstanding shares of Common Stock until such time hereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification or pursuant to an award granted by the Company under any equity-based compensation plan) of an additional one percent (1%) or more of the then-outstanding shares of Common Stock, unless, upon becoming the Beneficial Owner of such additional one percent (1%) or more of shares of Common Stock, such Person is not then the Beneficial Owner of 20% or more (which calculation shall include the additional shares acquired) of the then outstanding shares of Common Stock, (ii) who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of one or more additional shares of Common Stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock, (iii) who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock but who (in the good faith determination of the Board of Directors) acquired Beneficial Ownership of shares of Common Stock inadvertently and without any plan or intention to seek or affect control of the Company, if such Person promptly divests, or promptly enters into an irrevocable agreement with, and satisfactory to, the Company, in its sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for, Common Stock) so that such Person ceases to be the Beneficial Owner of 20% or more of the outstanding shares of Common Stock, (iv) who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock as a result of the acquisition of shares of Common Stock directly from the Company, as long as, prior to the acquisition of shares of Common Stock directly from the Company, the Company has been apprised by any such Person of the number of shares of Common Stock Beneficially Owned by such person immediately prior to any such acquisition; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as a result of a direct purchase from the Company and shall, after that date, acquire one or more additional shares of Common Stock without the prior written consent of the Company and shall then Beneficially Own more than 20% of the shares of Common Stock then outstanding, then such Person shall be deemed to be an “Acquiring Person” or (v) who Beneficially Owns shares of Common Stock consisting solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an “Option Holder”) by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-in Date, (B) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option and (C) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of such Option Holder after the time of such grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act, as such Rule is in effect on the date of this Agreement.

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“Agreement” shall have the meaning set forth in the Preamble.

A Person shall be deemed the “Beneficial Owner” of, and to have “Beneficial Ownership” of, and to “Beneficially Own,” (or any derivative of such phrases) any securities (i) as to which such Person or any of such Person’s Affiliates or Associates is or may be deemed to be, directly or indirectly, the beneficial owner of pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act, as such Rules are in effect on the date of this Agreement, (ii) as to which such Person or any of such Person’s Affiliates or Associates has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of, or to “Beneficially Own,” any security (i) solely because such security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered security is accepted for payment or exchange, (ii) acquired by a Person engaged in business as an underwriter of securities through participation as an underwriter or selling group member in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition or (iii) solely because such Person or any of such Person’s Affiliates or Associates has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy or consent given in response to a public proxy or consent solicitation made to more than ten holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act and pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor statement). Notwithstanding the foregoing, no officer or director of the Company shall be deemed to Beneficially Own any securities of any other Person solely by virtue of any actions such officer or director takes in such capacity. For purposes of this Agreement, in determining the percentage of the outstanding shares of Common Stock with respect to which a Person is the Beneficial Owner, all shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of California are generally authorized or obligated by law or executive order to close.

“Close of Business” on any given date shall mean 5:00 p.m. Pacific Time on such date or, if such date is not a Business Day, 5:00 p.m. Pacific Time on the next succeeding Business Day.

“Common Stock” shall mean the shares of Common Stock, par value $0.001 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Definitive Acquisition Agreement” shall mean any agreement entered into by the Company that is conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock entitled to vote at a meeting of the stockholders called with

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respect to (i) a merger, consolidation, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) the acquisition in any manner, directly or indirectly, of more than 50% of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company.

“Distribution Date” shall mean the earlier of (i) the Close of Business on the tenth Business Day (or such later date as the Board of Directors may from time to time fix by resolution adopted prior to the Distribution Date that would otherwise have occurred) after the date on which any Person (other than the Company, any Subsidiaries of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any Person holding shares of Common Stock for or pursuant to the terms of any such plan) commences a tender or exchange offer which, if consummated, would result in such Person becoming an Acquiring Person and (ii) the time of the first event causing a Flip-in Date to occur; provided, that if any tender or exchange offer referred to in clause (i) of this paragraph is cancelled, terminated or otherwise withdrawn prior to the Distribution Date without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed, for purposes of this paragraph, never to have been made.

“Election to Exercise” shall have the meaning set forth in Section 2.3(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Exchange Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c).

“Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $5.50.

“Expansion Factor” shall have the meaning set forth in Section 2.4(a).

“Final Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time and (iii) the Close of Business on December 5, 2018.

“Flip-in Date” shall mean any Stock Acquisition Date or such later date and time as the Board of Directors may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred.

“Flip-over Entity,” for purposes of Section 3.2, shall mean (i) in the case of a Flip-over Event described in clause (i) of the definition thereof, the Person issuing any securities into which shares of Common Stock are being converted or exchanged and, if no such securities are being issued, the other Person that is a party to such Flip-over Event and (ii) in the case of a Flip-over Event referred to in clause (ii) of the definition thereof, the Person receiving the greatest portion of the (A) assets or, (B) if (A) is not readily determinable, operating income or cash flow being transferred in such Flip-over Event, provided in all cases if such Person is a Subsidiary of another Person, the ultimate parent entity of such Person shall be the Flip-over Entity.

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“Flip-over Stock” shall mean the capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for the direction of the business and affairs) of the Flip-over Entity.

“Flip-over Event” shall mean a transaction or series of transactions, on or after a Flip-in Date, in which, directly or indirectly, (i) the Company shall consolidate or merge or participate in a statutory share exchange with any other Person if, at the time of consummation of the consolidation, merger or statutory share exchange or at the time the Company enters into any agreement with respect to any such consolidation, merger or statutory share exchange, the Acquiring Person controls the Board of Directors and either (A) any term of or arrangement concerning the treatment of shares of capital stock in such consolidation, merger or statutory share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of the Common Stock or (B) the Person with whom the transaction or series of transactions occurs is the Acquiring Person or an Affiliate or Associate of the Acquiring Person or (ii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow, of the Company and its Subsidiaries (taken as a whole) to any Person (other than the Company or one or more of its wholly owned Subsidiaries) or to two or more such Persons which are Affiliates or Associates or are otherwise acting in concert, if, at the time of the entry by the Company (or any such Subsidiary) into an agreement with respect to such sale or transfer of assets, the Acquiring Person controls the Board of Directors. For purposes of the foregoing description, the term “Acquiring Person” shall include any Acquiring Person and its Affiliates and Associates, counted together as a single Person. An Acquiring Person shall be deemed to control the Company’s Board of Directors when, on or following a Stock Acquisition Date, the persons who were directors of the Company (or persons nominated and/or appointed as directors by vote of a majority of such persons) before the Stock Acquisition Date shall cease to constitute a majority of the Company’s Board of Directors.

“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any event described in Section 2.4, or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ GSM or, if the securities are not listed or admitted to trading on the NASDAQ GSM, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the securities are listed or admitted to trading, or, if the securities are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such

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date the securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected by the Board of Directors. If on any such date no such market maker is making a market in the securities, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent.

“NASDAQ” shall mean the National Association of Securities Dealers, Inc. Automated Quotation System.

“NASDAQ GSM” shall mean the NASDAQ Global Select Market.

“Option Holder” shall have the meaning set forth in the definition of Acquiring Person.

“Person” shall mean any individual, firm, partnership, limited liability company, association, group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect on the date of this Agreement), corporation or other entity, including any successor (by merger or otherwise) thereof.

“Preferred Stock” shall mean the Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company created by a Certificate of Designation in substantially the form set forth in Exhibit B hereto appropriately completed.

“Record Date” shall have the meaning set forth in the Recitals.

“Redemption Price” shall mean an amount per Right equal to one-tenth of one cent, $0.001.

“Redemption Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 5.1.

“Right” shall have the meaning set forth in the Recitals.

“Rights Agent” shall have the meaning set forth in the Preamble.

“Rights Certificate” shall have the meaning set forth in Section 2.3(c).

“Rights Register” shall have the meaning set forth in Section 2.7(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock Acquisition Date” shall mean the earlier of (i) the first date on which there shall be a public announcement by (A) the Company (by any means) that a Person has become an Acquiring Person or (B) by an Acquiring Person that such Person has become an Acquiring

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Person; or (ii) the date and time on which any Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock.

“Subsidiary” of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity or membership interest is Beneficially Owned, directly or indirectly, by such Person.

“Successor” shall mean the estate or legal representative of a deceased individual, the beneficiary of a deceased individual’s estate, a trust created by a deceased individual as grantor, or the beneficiary of a trust created by a deceased individual as grantor.

“TIDE Committee” shall have the meaning set forth in Section 5.1(c).

“Trading Day,” when used with respect to any securities, shall mean a day on which the NASDAQ GSM is open for the transaction of business or, if such securities are not listed or admitted to trading on the NASDAQ GSM, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a Business Day.

ARTICLE II

THE RIGHTS

2.1          Summary of Rights. As soon as practicable after the Record Date, the Company will send, by first-class postage-prepaid mail, a letter summarizing the terms of the Rights to each holder of record of Common Stock as of the Record Date, at such holder’s address as shown by the records of the Company. The Company shall notify the Rights Agent of the date of the Record Date in writing, by electronic mail or by similar means, a minimum of 10 Business Days prior to the date of the Record Date.

2.2          Legend on Common Stock Certificates. Certificates for the Common Stock issued on or after the Record Date but prior to the Distribution Date shall evidence one Right for each share of Common Stock represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them substantially the following legend:

Until the Distribution Date (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Stockholder Rights Agreement, dated as of December 5, 2008 (as such may be amended from time to time, the “Rights Agreement”), between Raptor Pharmaceuticals Corp. (the “Company”) and Nevada Agency & Trust Company, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge after the receipt of a written request therefor. As described in the Rights

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Agreement, Rights issued to any Person who becomes an “Acquiring Person” or its “Affiliates” or “Associates” (as defined in the Rights Agreement) and certain related Persons, whether currently held by or on behalf of such Person or by any subsequent holder, shall become null and void.

Certificates representing shares of Common Stock that are issued and outstanding at the Record Date shall, together with the letter mailed pursuant to Section 2.1, evidence one Right for each share of Common Stock evidenced thereby notwithstanding the absence of the foregoing legend.

If the Common Stock issued after the Record Date but prior to the Distribution Date shall be uncertificated, the registration of such Common Stock on the stock transfer books of the Company shall evidence one Right for each share of Common Stock represented thereby and the Company shall mail to every Person that holds such Common Stock a confirmation of the registration of such Common Stock on the stock transfer books of the Company, which confirmation will have impressed, printed, written or stamped thereon or otherwise affixed thereto the above legend. The Company shall mail or arrange for the mailing of a copy of this Agreement to any Person that holds Common Stock, as evidenced by the registration of the Common Stock in the name of such Person on the stock transfer books of the Company, without charge, after the receipt of a written request therefor.

2.3          Exercise of Rights; Separation of Rights. (a) Subject to Sections 3.1, 5.1 and 5.10 and subject to adjustment as herein set forth, each Right will entitle the holder thereof, at or after the Distribution Date and prior to the Final Expiration Time, to purchase, for the Exercise Price, one one-thousandth of a share of Preferred Stock.

(b)          Until the Distribution Date, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated share of Common Stock (or, if the Common Stock shall be uncertificated, by the registration of the associated Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2), together, in the case of certificates issued prior to the Record Date, with the letter mailed to the record holder thereof pursuant to Section 2.1, and will be transferable only together with, and will be transferred by a transfer (whether with or without such letter or confirmation) of, such associated share.

(c)          Subject to the terms and conditions hereof, at or after the Distribution Date and prior to the Final Expiration Time, the Rights (i) may be exercised and (ii) may be transferred independent of shares of Common Stock. A minimum of ten Business Days following the date that the Company provides notice to the Rights Agent that the Distribution Date has occurred, the Company will provide the Rights Agent the “Rights Certificate” and the disclosure statement. Upon receipt of the “Rights Certificate” and the disclosure statement the Rights Agent will complete the mailing five business days after receipt of the material to each holder of record of Common Stock as of the Distribution Date (other than any Person whose Rights have become null and void pursuant to Section 3.1(b)), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose), (x) a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Distribution Date and having such marks of identification or designation and

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such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement and as do not affect the rights or duties of the Rights Agent, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any national securities exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage, and (y) a disclosure statement describing the Rights.

(d)          Subject to the terms and conditions hereof, Rights may be exercised on any Business Day on or after the Distribution Date and prior to the Final Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly and properly completed, accompanied by payment by certified bank check (but no personal checks) or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or, if uncertificated, the registration on the stock transfer books of the Company) for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised. All such monies described herein received by the Rights Agent shall be remitted to the Company via special courier within one week of such receipt.

(e)          Upon receipt of a Rights Certificate, with an Election to Exercise accompanied by payment as set forth in Section 2.3(d), and subject to the terms and conditions hereof, the Rights Agent will thereupon promptly (i)(A) requisition from a transfer agent stock certificates evidencing such number of shares or other securities to be purchased or, in the case of uncertificated shares or other securities, requisition from a transfer agent a notice setting forth such number of shares or other securities to be purchased for which registration will be made on the stock transfer books of the Company (the Company hereby irrevocably authorizing its transfer agents to comply with all such requisitions), and (B) if the Company elects pursuant to Section 5.5 not to issue certificates (or effect registrations on the stock transfer books of the Company) representing fractional shares, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be purchased or requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.5 and (ii) after receipt of such certificates, depositary receipts, notices and/or cash, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered (in the case of certificates, depositary receipts or notices) in such name or names as may be designated by such holder.

(f)           In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)          The Company covenants and agrees that it will (i) take all such action as may be necessary to ensure that all shares delivered (or evidenced by registration on the stock transfer books of the Company) upon exercise of Rights shall, at the time of delivery of the certificates (or registration) for such shares (subject to payment of the Exercise Price), be duly

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and validly authorized, executed, issued and delivered (or registered) and fully paid and nonassessable; (ii) take all such action as may be necessary to comply with any applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights, including, without limitation, providing the appropriate restrictive legends, if applicable; and (iii) pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided, that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or the registration) for shares in a name other than that of the holder of the Rights being transferred or exercised.

2.4          Adjustments to Exercise Price; Number of Rights. (a) In the event the Company shall at any time after the Record Date and prior to the Distribution Date (i) declare or pay a dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares of Common Stock, then (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of shares of Common Stock (including any fractional shares in lieu of which such holder received cash) that a holder of one share of Common Stock immediately prior to such dividend, subdivision or combination would hold thereafter as a result thereof (the “Expansion Factor”) and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the shares of Common Stock with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision or combination, so that each such share of Common Stock will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.

In the event the Company shall at any time after the Record Date and prior to the Distribution Date issue any shares of Common Stock otherwise than in a transaction referred to in the preceding paragraph, each such share of Common Stock so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share (or, if the Common Stock shall be uncertificated, such Right shall be evidenced by the registration of such Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2). Rights shall be issued by the Company in respect of shares of Common Stock that are issued or sold by the Company after the Distribution Date only to the extent provided in Section 5.3.

(b)          In the event the Company shall at any time after the Record Date and prior to the Distribution Date issue or distribute any securities or assets in respect of, in lieu of or in exchange for Common Stock (other than pursuant to any non-extraordinary periodic cash dividend or a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapitalization (including any such transaction involving a merger, consolidation or statutory share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights

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as the Board of Directors, in its sole discretion, may deem to be appropriate under the circumstances in order to adequately protect the interests of the holders of Rights generally, and the Company and the Rights Agent shall amend this Agreement as necessary to provide for such adjustments.

(c)          Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) promptly file with the Rights Agent and with each transfer agent for the Common Stock a copy of such certificate.

(d)          Rights Certificates shall represent the right to purchase the securities purchasable under the terms of this Agreement, including any adjustment or change in the securities purchasable upon exercise of the Rights, even though such certificates may continue to express the securities purchasable at the time of issuance of the initial Rights Certificates.

2.5          Date on Which Exercise is Effective. Each Person in whose name any certificate for shares is issued (or registration on the stock transfer books is effected) upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented thereby on a date that is within two (2) Business Days following the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration) shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.

2.6          Execution, Authentication, Delivery and Dating of Rights Certificates. (a) The Rights Certificates shall be executed on behalf of the Company by its Chief Executive Officer, President, Chief Financial Officer, General Counsel or any other executive officer, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.

Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

The Company will notify in writing the Rights Agent within 10 Business Days after the occurrence of the Distribution Date of such Distribution Date and will deliver Rights Certificates executed by the Company to the Rights Agent for counter-signature, and, subject to Section 3.1(b), the Rights Agent shall manually countersign and deliver such Rights Certificates to the holders of the Rights who are stockholders of record of the Company pursuant to Section 2.3(c). Until the written notice provided for in this Section 2.6 is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date

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has not occurred. In addition, the Rights Agent shall manually countersign and deliver such Rights Certificates held by the holders of Rights (other than holders that are stockholders of record of the Company) and will deliver such Rights Certificates to the Company or a third party designated by the Company in order for such Rights Certificates to be delivered such holders. The Company will be responsible for providing the respective names, addresses any other necessary, relevant information with respect to the holders of Rights that are not stockholders of record of the Company. No Rights Certificate shall be valid for any purpose unless manually countersigned by the Rights Agent. Notwithstanding anything herein to the contrary, the Company will use its commercially reasonable efforts to notify in writing the Rights Agent promptly after it has knowledge of any event that it believes, in its sole discretion, is reasonably likely to cause the Distribution Date to occur.

(b)	Each Rights Certificate shall be dated the date of countersignature thereof.

2.7          Registration, Registration of Transfer and Exchange. (a) Upon the Distribution Date, the Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights on or after the Distribution Date as herein provided; provided; however, that the Rights Registrar shall not be obligated to maintain the Rights Register until and unless and only after the Company has provided written notice to the Rights Agent that the Distribution Date has occurred in accordance with Section 2.6. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Distribution Date.

After the Distribution Date and prior to the Final Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Sections 2.7(c) and (d), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.

(b)          Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c)          Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto. To the extent that the Rights Certificates are transferable, in order to process such transfers or exchanges described herein, such Rights Certificates shall include a Medallion Stamp Guaranteed Stock Power and with respect to Rights Certificates held by entities, to the extent

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required by the Company and/or the Rights Agent, a corporate resolution. The fees for such transfers or exchanges described herein shall be payable by such transferees or exchangees or, in the Company’s sole discretion, by the Company.

(d)          The Company shall not register the transfer or exchange of any Rights which have become void under Section 3.1(b), been exchanged under Section 3.1(c) or been redeemed under Section 5.1.

2.8          Mutilated, Destroyed, Lost and Stolen Rights Certificates. (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Final Expiration Time, then, subject to Sections 3.1(b), 3.1(c) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)          If there shall be delivered to the Company and the Rights Agent prior to the Final Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft, which shall include, without limitation, an affidavit of destruction, loss or theft, of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, which shall include, without limitation, a waiver, release and indemnification, then, subject to Sections 3.1(b), 3.1(c) and 5.1 and in the absence of written notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c)          As a condition to the issuance of any new Rights Certificate under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Rights holder of applicable transfer taxes and/or governmental charges unless and until it is satisfied that all such taxes and/or governmental charges have been paid.

(d)          Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and, subject to Section 3.1(b), shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.9          Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate or notice of transfer, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Distribution Date, such Common Stock certificate or Common Stock registration, if uncertificated) is registered as the absolute owner thereof and of the Rights

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evidenced thereby for all purposes whatsoever, including the payment of the Redemption Price, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Distribution Date, the associated shares of Common Stock).

2.10       Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10, except as expressly permitted by this Agreement. The Rights Agent shall deliver to the Company a copy of all cancelled Rights Certificates and a certificate attesting to all such cancellations. On a weekly basis, by U.S. Mail, the Rights Agent will provide copies of cancelled Rights Certificates and a transmittal document reflecting the transfer.

2.11       Agreement of Rights Holders. Every holder of Rights by accepting the Rights, consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:

(a)          prior to the Distribution Date, each Right will be transferable only together with, and will be transferred by a transfer of, the associated share of Common Stock;

(b)          after the Distribution Date, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(c)          prior to due presentment of a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate or Common Stock registration, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate or Common Stock registration, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary other than with respect to a non-appealable court order by a court with competent jurisdiction over the transactions described herein;

(d)          Rights Beneficially Owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become null and void; and

(e)          this Agreement may be supplemented or amended from time to time pursuant to Section 2.4(b) or 5.4.

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ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN

THE EVENT OF CERTAIN TRANSACTIONS

3.1          Flip-in. (a) In the event that prior to the Final Expiration Time a Flip-in Date shall occur, except as provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof (but subject to Section 5.10), that number of shares of Common Stock having an aggregate Market Price on the Stock Acquisition Date that gave rise to the Flip-in Date equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after such Stock Acquisition Date any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Stock).

(b)          Notwithstanding the foregoing, any Rights that are or were Beneficially Owned on or after the Stock Acquisition Date by an Acquiring Person or an Affiliate or Associate thereof, or by any transferee, direct or indirect, of any of the foregoing shall become void and any holder of such Rights (including transferees) shall thereafter have no right to exercise or transfer such Rights under any provision of this Agreement. If any Rights Certificate is presented for assignment or exercise and the Person presenting the same will not complete the certification set forth at the end of the form of assignment or notice of election to exercise and provide such additional evidence of the identity of the Beneficial Owner and its Affiliates and Associates (or former Beneficial Owners and their Affiliates and Associates) as the Company shall reasonably request, then the Company shall be entitled conclusively to deem the Beneficial Owner thereof to be an Acquiring Person or an Affiliate or Associate thereof or a transferee of any of the foregoing and accordingly will deem the Rights evidenced thereby to be void and not transferable or exercisable.

(c)          The Board of Directors may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock, elect to exchange all (but not less than all) the then outstanding Rights (whether or not previously exercised, but which shall not include Rights that have become void pursuant to the provisions of Section 3.1(b)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted in order to protect the interests of holders of Rights generally in the event that after the Distribution Date any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Common Stock (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the “Exchange Ratio”).

Immediately upon the action of the Board of Directors electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right (other than Rights that have become void pursuant to Section 3.1(b)), whether or not previously exercised, will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give written notice thereof (specifying the steps to be taken to receive shares of Common Stock in exchange for Rights) to the Rights Agent

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and the holders of the Rights (other than Rights that have become void pursuant to Section 3.1(b)) outstanding immediately prior thereto by mailing such notice in accordance with Section 5.9.

Each Person in whose name any certificate for shares is issued (or for whom any registration on the stock transfer books of the Company is made) upon the exchange of Rights pursuant to this Section 3.1(c) or Section 3.1(d) shall for all purposes be deemed to have become the holder of record of the shares represented thereby on, and such certificate (or registration on the stock transfer books of the Company) shall be dated (or registered as of), a date that is within two (2) Business Days following the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration on the stock transfer books of the Company) shall be dated (or registered as of), the next succeeding Business Day on which the stock transfer books of the Company are open.

(d)          Whenever the Company shall become obligated under Section 3.1(a) or (c) to issue shares of Common Stock upon exercise of or in exchange for Rights, the Company, at its option, may substitute therefor shares of Preferred Stock, at a ratio of one one-thousandth of a share of Preferred Stock for each share of Common Stock so issuable. Any shares of Preferred Stock issued pursuant to this Section 3.1(d) shall be issued by the Rights Agent to the extent that the Rights Agent and the Company can agree upon a mutually acceptable distribution method prior to such issuance, or if no mutually acceptable distribution method is agreed upon by such time, then by the Company.

(e)          In the event that there shall not be sufficient treasury shares or authorized but unissued shares of Common Stock or Preferred Stock of the Company to permit the exercise or exchange in full of the Rights in accordance with Section 3.1(a) or if the Company so elects to make the exchange referred to in Section 3.1(c), the Company shall either (i) call a meeting of stockholders seeking approval to cause sufficient additional shares to be authorized (provided that if such approval is not obtained the Company will take the action specified in clause (ii) of this sentence) or (ii) take such action as shall be necessary to ensure and provide, as and when and to the maximum extent permitted by applicable law and any agreements or instruments in effect on the Stock Acquisition Date (and remaining in effect) to which it is a party, that each Right shall thereafter constitute the right to receive, (x) at the Company’s option, either in return for the Exercise Price, debt or equity securities or other assets (or a combination thereof) having a fair value equal to twice the Exercise Price, or without payment of consideration (except as otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the Exercise Price, or (y) if the Board of Directors elects to exchange the Rights in accordance with Section 3.1(c), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the product of the Market Price of a share of Common Stock on the Flip-in Date times the Exchange Ratio in effect on the Flip-in Date, where in any case set forth in (x) or (y) above the fair value of such debt or equity securities or other assets (or a combination thereof) shall be as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm.

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3.2          Flip-over. (a) Prior to the Final Expiration Time, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Event unless and until it shall have entered into a supplemental agreement with the Flip-over Entity, for the benefit of the holders of the Rights (the terms of which shall be reflected in an amendment to this Agreement entered into with the Rights Agent), providing that, upon consummation or occurrence of the Flip-over Event (1) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms hereof, that number of shares of Flip-over Stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that after such date of consummation or occurrence any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Flip-over Stock) and (2) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Event and such supplemental agreement, all the obligations and duties of the Company pursuant to this Agreement.

(b)          Prior to the Final Expiration Time, unless the Rights will be redeemed pursuant to Section 5.1 pursuant to an agreement entered into by the Company prior to a Flip-in Date, the Company shall not enter into any agreement with respect to, consummate or permit to occur any Flip-over Event if (i) at the time thereof there are any rights, warrants or securities outstanding or any other arrangements, agreements or instruments that would eliminate or otherwise diminish in any material respect the benefits intended to be afforded by this Agreement to the holders of Rights upon consummation of such transaction, (ii) prior to, simultaneously with or immediately after such Flip-over Event, the stockholders of the Person who constitutes, or would constitute, the Flip-over Entity shall have received a distribution of Rights previously owned by such Person or any of its Affiliates or Associates, or (iii) the form or nature of organization of the Flip-over Entity would preclude or limit the exercisability of the Rights.

(c)          The provisions of this Section 3.2 shall apply to successive Flip-over Events.

ARTICLE IV

THE RIGHTS AGENT

4.1          General. (a) The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence, bad faith or willful misconduct on the part of the Rights

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Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order judgment, decree or ruling of a court of competent jurisdiction), for anything done or omitted to be done by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability.

(b)          The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement or the exercise of its duties hereunder in reliance upon any certificate for securities (or registration on the stock transfer books of the Company) purchasable upon exercise of Rights, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice.

4.2          Merger, Consolidation or Change of Name of Rights Agent. (a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)          In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3          Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

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(a)          The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted by it in good faith in accordance with such advice or opinion.

(b)          Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President and by the Secretary or any Assistant Secretary or the Treasurer or Assistant Treasurer of the Company and delivered to the Rights Agent; and such certificate will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for any action taken, suffered or omitted in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)          The Rights Agent will be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.

(d)          The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates, if any, for securities purchasable upon exercise of Rights or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

(e)          The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate, if any, for securities purchasable upon exercise of Rights or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 3.1(b)) or any adjustment required under the provisions of Section 2.4, 3.1 or 3.2 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities purchasable upon exercise of Rights or any Rights Certificate or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable.

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(f)           The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)          The Rights Agent is hereby authorized and directed to accept advice or written instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President or the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Company, and to apply to such persons for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with instructions of any such person.

(h)          The Rights Agent and any stockholder, Affiliate, director, officer or employee of the Rights Agent (in each case, other than an Acquiring Person) may buy, sell or deal in Common Stock, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal Person.

(i)           The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(j)           No provision of this Agreement shall require the Rights Agent to expend its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it reasonably believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k)          If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has not been completed, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

4.4          Change of Rights Agent and/or Rights Registrar. The Rights Agent and/or Rights Registrar may resign and be discharged from its duties under this Agreement upon 10 days’ notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company or, and only to the extent confirmed by the recipient who shall be those contact persons set forth

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in Section 5.9, by electronic mail or facsimile. The Company may remove the Rights Agent and/or Rights Registrar upon 10 days’ notice in writing, mailed to the Rights Agent and/or Rights Registrar, as applicable, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. If the Rights Agent and/or Rights Registrar should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent and/or Rights Registrar, as applicable. If the Company fails to make such appointment within a period of 10 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent and/or Rights Registrar, as applicable, or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent and/or Rights Registrar, as applicable. Any successor Rights Agent and/or Rights Registrar, as applicable, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of the United States or any state of the United States, in good standing, which is authorized under such laws to exercise the powers of the Rights Agent and/or Rights Registrar, as applicable, contemplated by this Agreement and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent and/or Rights Registrar, as applicable, a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent and/or Rights Registrar, as applicable, will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent and/or Rights Registrar, as applicable, without further act or deed; but the predecessor Rights Agent and/or Rights Registrar, as applicable, shall deliver and transfer to the successor Rights Agent and/or Rights Registrar, as applicable, any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and/or Rights Registrar, as applicable, and each transfer agent of the Common Stock, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent and/or Rights Registrar, as applicable, or the appointment of the successor Rights Agent and/or Rights Registrar, as applicable, as the case may be.

ARTICLE V

MISCELLANEOUS

5.1	Redemption.

(a)          The Board of Directors may, at its option, at any time prior to the Flip-in Date, elect to redeem all (but not less than all) of the then outstanding Rights at the Redemption Price and the Company, at its option, may pay the Redemption Price either in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

(b)          Immediately upon the action of the Board of Directors electing to redeem the Rights pursuant to Section 5.1(a) (or, if the resolution of the Board of Directors electing to

LEGAL_US_W # 59236288.12	-21-

redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, the right to exercise the Rights will terminate and each Right, whether or not previously exercised, will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Board of Directors. Promptly after the Rights are redeemed, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice in accordance with Section 5.9.

(c)          On a date no later than December 5, 2011, and at least once prior to each successive three-year anniversary thereof, a committee of independent directors of the Company (the “TIDE Committee”) shall meet to review the terms and conditions of this Agreement, including whether the termination or modification of this Agreement is in the best interest of the Company and its stockholders. Following each meeting, the TIDE Committee shall communicate its conclusions to the full Board of Directors. The TIDE Committee, when reviewing this Agreement, shall have the power and authority to (i) retain at the expense of the Company its choice of legal counsel, investment bankers and other advisors and (ii) review all information of the Company and to consider all factors it deems relevant to any such review.

5.2          Expiration. The Rights and this Agreement shall expire at the Final Expiration Time and no Person shall have any rights pursuant to this Agreement or any Right after the Final Expiration Time, except, if the Rights are exchanged or redeemed, as provided in Section 3.1 or 5.1, respectively.

5.3          Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares of stock purchasable upon exercise of Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock by the Company following the Distribution Date and prior to the Final Expiration Time pursuant to the terms of securities convertible or redeemable into shares of Common Stock (other than any securities issued or issuable in connection with the exercise or exchange of Rights) or to options, in each case issued or granted prior to, and outstanding at, the Distribution Date, the Company shall issue to the holders of such shares of Common Stock, Rights Certificates representing the appropriate number of Rights in connection with the issuance or sale of such shares of Common Stock; provided, however, in each case, (i) no such Rights Certificate shall be issued, if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom such Rights Certificates would be issued, (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall have otherwise been made in lieu of the issuance thereof, and (iii) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate or Associate of an Acquiring Person or any transferee of any of the foregoing.

5.4          Supplements and Amendments. The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights

LEGAL_US_W # 59236288.12	-22-

(i) prior to the Flip-in Date, in any respect, except for any extension of the Final Expiration Time, which can only be done with approval of a majority of the shares of Common Stock entitled to vote thereon and present or represented by proxy at a meeting at which a quorum is present, and (ii) on or after the Flip-in Date, to make any changes that the Company may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of Rights (other than the interests of an Acquiring Person or its Affiliates or Associates) generally or in order to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any other provisions herein or otherwise defective. The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company in writing which satisfies the terms of the preceding sentence. Any supplement or amendment shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent; provided, that such supplement or amendment does not affect the rights, duties or obligations of the Rights Agent.

5.5          Fractional Shares. If the Company elects not to issue certificates representing (or register on the stock transfer books of the Company) fractional shares upon exercise, redemption or exchange of Rights, the Company shall, in lieu thereof, in the sole discretion of the Board of Directors, either (a) evidence such fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, providing that each holder of a depositary receipt shall have all of the rights, privileges and preferences to which such holder would be entitled as a beneficial owner of such fractional share, or (b) pay to the registered holder of such Rights the appropriate fraction of the Market Price per share in cash.

5.6          Rights of Action. Subject to the terms of this Agreement (including Sections 3.1(b) and 5.14), rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

5.7          Holder of Rights Not Deemed a Stockholder. No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities which may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 5.8), or to receive dividends or subscription rights, or otherwise, until such Rights shall have been exercised or exchanged in accordance with the provisions hereof.

LEGAL_US_W # 59236288.12	-23-

5.8          Notice of Proposed Actions. In case the Company shall propose at or after the Distribution Date and prior to the Final Expiration Time (i) to effect or permit a Flip-over Event or (ii) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 5.9, and to the Rights Agent a written notice of such proposed action, which shall specify the date on which such Flip-over Event, liquidation, dissolution, or winding up is to take place, and such notice shall be so given at least 10 calendar days prior to the date of the taking of such proposed action.

5.9          Notices. Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) or by facsimile transmission as follows:

Raptor Pharmaceuticals Corp.

9 Commercial Blvd., Suite 200

Novato, CA 94949

Attention: Kim R. Tsuchimoto, Chief Financial Officer

Facsimile: (415) 382-1368

With a copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Fl.

Los Angeles, California 90071

Attention: Siobhan McBreen Burke, Esq.

Facsimile: (213) 627-0705

Any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or by facsimile transmission as follows:

Nevada Agency & Trust Company

50 West Liberty Street, Suite 880

Reno, NV 89501

Attention: Amanda Cardinalli, President

Facsimile: 775-322-5623

Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

LEGAL_US_W # 59236288.12	-24-

5.10       Suspension of Exercisability. Notwithstanding any provisions in this Agreement to the contrary, to the extent that the Company determines in good faith that some action will or need be taken pursuant to Section 3.1 or to comply with federal or state securities laws, the Company may suspend the exercisability of the Rights for a reasonable period in order to take such action or comply with such laws. In the event of any such suspension, the Company shall issue as promptly as practicable a public announcement (with prompt written notice to the Rights Agent) stating that the exercisability or exchangeability of the Rights has been temporarily suspended. Notice thereof pursuant to Section 5.9 shall not be required.

Failure to give notice pursuant to the provisions of this Agreement shall not affect the validity of any action taken hereunder.

5.11       Costs of Enforcement. The Company agrees that if the Company or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce such holder’s rights pursuant to any Rights or this Agreement.

5.12       Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5.13       Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights any legal or equitable right, remedy or claim under this Agreement and this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights.

5.14       Determination and Actions by the Board of Directors, etc. The Board of Directors (or, if required hereby, a majority of the independent directors) shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations and calculations deemed necessary or advisable for the administration of this Agreement. All such actions, interpretations, calculations and determinations done or made by the Board of Directors, shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties. The Rights Agent shall always be entitled to assume that the Board of Directors acted in good faith and the Rights Agent shall be fully protected and shall incur no liability in reliance thereon.

5.15       Fiduciary Responsibilities of the Board of Directors. Nothing contained in this Agreement shall, or shall be deemed or construed to, be in derogation of the obligations of the Board of Directors to exercise its fiduciary duties. Without limiting the foregoing, nothing contained herein shall be deemed or construed to suggest or imply that the Board of Directors shall not be entitled to reject any offer to acquire the Company or to recommend that stockholders of the Company reject any offer, or to take any other action, with respect to any

LEGAL_US_W # 59236288.12	-25-

offer or any proposal to acquire the Company that the Board of Directors believes is necessary or appropriate in the exercise of such fiduciary duties.

5.16       Descriptive Headings; Section References. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

5.17       GOVERNING LAW. THIS AGREEMENT AND EACH RIGHT ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, HOWEVER, THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES, LIABILITIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. ANY ACTION FOR INJUNCTIVE RELIEF AGAINST NEVADA AGENCY & TRUST COMPANY TO THE EXTENT SUCH ACTION IS BROUGHT AGAINST SUCH AGENCY IN ITS CAPACITY AS RIGHTS AGENT OR RIGHTS REGISTRAR AS SET FORTH HEREIN, SHALL BE BROUGHT IN A COURT OF GENERAL JURISDICTION (OR OTHER APPLICABLE COURT) IN WASHOE COUNTY, NEVADA.

5.18       Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

5.19       Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

5.20       Securities Laws. Notwithstanding anything herein to the contrary, the issuance of any securities of the Company, including without limitation, any Right, any Rights Certificate, any Common Stock, and any Preferred Stock, issued pursuant to and in accordance with this Agreement, shall be subject to all applicable federal and state securities laws, as determined in the good faith judgment of the Board of Directors.

LEGAL_US_W # 59236288.12	-26-

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RAPTOR PHARMACEUTICALS CORP.

By:	/s/	Christopher M. Starr
	Name:	Christopher M. Starr, Ph.D.
	Title:	Chief Executive Officer

NEVADA AGENCY & TRUST COMPANY

By:	/s/ Amanda Cardinalli
	Name:	Amanda Cardinalli

           Title:     President

[Signature Page to Rights Agreement]

EXHIBIT A

[FORM OF RIGHTS CERTIFICATE]

Certificate No. W-                                                                                                                                  Rights

THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. RIGHTS BENEFICIALLY OWNED BY “ACQUIRING PERSONS” OR “AFFILIATES” OR “ASSOCIATES” THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BE VOID.

RIGHTS CERTIFICATE

This certifies that _________________, or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Stockholder Rights Agreement, dated as of December 5, 2008 (as amended from time to time, the “Rights Agreement”), between Raptor Pharmaceuticals Corp., a Delaware corporation (the “Company”), and Nevada Agency & Trust Company, as Rights Agent (the “Rights Agent,” which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to the Close of Business (as such term is defined in the Rights Agreement) on the Final Expiration Time (as such term is defined in the Rights Agreement), one one-thousandth of a fully paid share of Preferred Stock (as defined in, and subject to adjustment as provided in, the Rights Agreement), at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed at the principal office of the Rights Agent in Reno, Nevada. The Exercise Price shall initially be $5.50 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement. The certified funds shall be made payable to the Company.

In certain circumstances described in the Rights Agreement, the Rights evidenced hereby may entitle the registered holder thereof to purchase securities of an entity other than the Company or securities of the Company other than Preferred Stock or assets of the Company, all as provided in the Rights Agreement.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the principal office of the Company and are available without cost upon written request.

LEGAL_US_W # 59236288.12	A-1

This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates so surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances, at its option, at a redemption price of $0.001 per Right or (b) exchanged by the Company under certain circumstances, at its option, for one share of Common Stock or one one-thousandth of a share of Preferred Stock per Right (or, in certain cases, other securities or assets of the Company), subject in each case to adjustment in certain events as provided in the Rights Agreement.

From and after the time any Person becomes an Acquiring Person (as such terms are defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring person, Associate or Affiliate who becomes a transferee after the Acquiring Person becomes such, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee prior to or concurrently with the Acquiring Person becoming such, such Rights shall become null and void without any further action and no holder hereof shall have any right with respect to such Rights from and after the time any Person becomes an Acquiring Person.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised or exchanged as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

LEGAL_US_W # 59236288.12	A-2

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Date:
ATTEST: Secretary Countersigned:	RAPTOR PHARMACEUTICALS CORP. By:
NEVADA AGENCY & TRUST COMPANY By: Authorized Signature

LEGAL_US_W # 59236288.12	A-3

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer this Rights Certificate.)

FOR VALUE RECEIVED                                                                                              hereby

sells, assigns and transfers unto

(Please print name

and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                                  as Attorney-in-fact, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated:

Signature Guaranteed:	Signature
(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

(To be completed if true)

LEGAL_US_W # 59236288.12	A-4

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be null and void and not transferable or exercisable.

LEGAL_US_W # 59236288.12	A-5

[To be attached to each Rights Certificate]

FORM OF ELECTION TO EXERCISE

(To be executed if holder desires to

exercise the Rights Certificate.)

TO: RAPTOR PHARMACEUTICALS CORP.

The undersigned hereby irrevocably elects to exercise                         whole Rights represented by the attached Rights Certificate to purchase the shares of Common Stock or such other securities or assets as may then be issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

Address:

Social Security or Other Taxpayer

Identification Number:

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Address:

Social Security or Other Taxpayer

Identification Number:

Dated:                                     ,

LEGAL_US_W # 59236288.12	A-6

Signature Guaranteed:	Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported exercise, the Company will deem the Beneficial Owner of the Rights evidenced by the attached Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as each such term is defined in the Rights Agreement) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be null and void and not transferable or exercisable.

LEGAL_US_W # 59236288.12	A-7

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION

OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF

RAPTOR PHARMACEUTICALS CORP.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

The undersigned, Christopher M. Starr, Ph.D., Chief Executive Officer, and Kim R. Tsuchimoto, C.P.A., Chief Financial Officer, Secretary and Treasurer, respectively, of Raptor Pharmaceuticals Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify, in the name of and on behalf of the Corporation, and as its corporate act, that pursuant to authority granted by the Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions fixing the designations and certain terms, powers, preferences and other rights of a new series of the Corporation’s Preferred Stock, par value $0.001 per share, and certain qualifications, limitations and restrictions thereon:

RESOLVED, that there is hereby established a series of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

(i) The distinctive serial designation of this series shall be “Series A Junior Participating Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

(ii) The number of shares in this Series shall initially be 1,000,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares which are whole number multiples of one one-thousandth of a share, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

(iii) The holders of full or fractional shares of this Series shall be entitled to receive, when, as and if, declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of an amount determined by multiplying .0025% by $5.50 over the aggregate

LEGAL_US_W # 59236288.12	B-1

dividends paid per whole share of this Series during the three month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided, that, any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 1,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) of the Corporation. In the event the Corporation shall at any time after the close of business on the Distribution Date (as defined in that certain Stockholder Rights Agreement dated December 5, 2008 between the Company and Nevada Agency & Trust Company (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend or other distribution) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid. When dividends are not paid in full upon this Series and any other stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share of this Series and such other stock shall bear to each other the same ratio that accumulated dividends per share on the shares of the Series and such other stock bear to each other. Neither the Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless the full cumulative dividend (including the dividend to be paid upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

(iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities,

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cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

(v)          In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) the product of (1) the Exercise Price in effect as of the Distribution Date multiplied by (2) 1,000 or (B) the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

For the purposes of this Section (v), the consolidation or merger of, or binding statutory share exchange by, the Corporation with any other corporation or entity shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(vi) The shares of this Series shall not be redeemable.

(vii) In addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, as may be amended from time to time, of the Corporation, and except as otherwise required by law, each share (or fraction thereof) of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and shall have the number of votes thereon that a holder of the Reference Package would have.

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IN WITNESS WHEREOF, Raptor Pharmaceuticals Corp. has caused this Certificate to be signed and attested by its duly authorized officers this [_] day of December, 2008.

RAPTOR PHARMACEUTICALS CORP.

By: _____________________________
Christopher M. Starr, Ph.D.
Chief Executive Officer

Attest:

By: ________________________

Kim R. Tsuchimoto, C.P.A.
Chief Financial Officer, Secretary
and Treasurer

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